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EXHIBIT 11.1   STATEMENT RE:  CALCULATION OF EARNINGS PER SHARE - UNAUDITED

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                                                                 THREE MONTHS ENDED                      NINE MONTHS ENDED
                                                                      MARCH  31,                              MARCH  31,
(In thousands except per share amounts)                         1996                1995                1996                1995
                                                              -------             -------             -------             -------
Net income                                                    $ 9,786             $ 2,109             $19,821             $ 5,736
Interest saving on convertible debenture                         --                   151                --
                                                              -------             -------             -------             -------
Net income for calculation of earnings per share              $ 9,786             $ 2,260             $19,821             $ 5,736
                                                              =======             =======             =======             =======


Average number of common and common equivalent shares:
   Weighted average common shares outstanding                  20,441              17,479              20,267              17,157
   Dilutive common stock equivalents:
      Common stock options and warrant, using treasury          1,230               1,365               1,638               1,504
      stock method
      Convertible preferred stock                                  --                  58                  --                  58
   Convertible debentures                                          --               1,388                  --                   *
                                                              -------             -------             -------             -------
Common and common equivalent shares used in the
   calculation of net income per share:                        21,671              20,290              21,905              18,719
                                                              =======             =======             =======             =======


Earnings per share:                                           $  0.45             $  0.11             $  0.91             $  0.31
                                                              =======             =======             =======             =======
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  * Antidilutive


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